Exhibit 6.11

ENERGY HUNTER RESOURCES, INC.
 (A Delaware Corporation)

SUBSCRIPTION AGREEMENT
March 2017

ENERGY HUNTER RESOURCES, INC.
PO Box 540308
Dallas, Texas 75354

Ladies and Gentlemen:

Introduction

ENERGY HUNTER RESOURCES, INC., a Delaware corporation (the “Company”) agrees to issue and sell to the undersigned investor (the “Investor”), as of the date of this Subscription Agreement (the “Agreement”), and the Investor hereby agrees to purchase from the Company up to Three Million Dollars (US$3,000,000) principal amount of a 10.00% Senior Secured Promissory Note due 2017 (the “Note”), a form of which is attached hereto as Exhibit A, at a purchase price equal to 100% of the drawn amount under the Note, subject to the terms set forth in the Note.

Agreement

This Agreement sets forth the agreement between the undersigned investor (the “Investor”) and the Company, and, solely with respect to sections 6 and 10, Gary C. Evans, relating to Investor’s subscription for, and purchase of, the Note.

1.             Terms of Subscription.

a.          Investor understands and agrees that Investor’s subscription, purchase and ownership of the Note is subject to the terms of the Note, this Agreement, and the Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”) (collectively this Agreement and the Certificate of Incorporation, the “Investment Documents”), as such Investment Documents may be amended from time to time.

b.          Investor hereby acknowledges receipt of a copy of (i) the Investment Documents and (ii) such other documents provided to Investor in connection with a potential investment in the Company, the “Investor Materials”).  Investor has not distributed and will not distribute the Investment Documents or the Investor Materials, or any portion thereof, to any person other than Investor’s investment advisor, accountant or legal or tax counsel (a “Representative”).  Investor agrees that the Investment Documents and the Investor Materials and any other information relating to the Company which is furnished to Investor or any Representative by the Company shall be kept strictly confidential by Investor and such Representative and shall not be disclosed by Investor or such Representative in any manner whatsoever, in whole or in part, it being understood that such Representative will be informed by Investor of the confidential nature of such information and will be directed by Investor to treat such information confidentially.

2.             Payment.  In accordance with the terms of the Note, Investor shall deliver to the Company the Maximum Principal Amount, as defined in the Note, on such dates and in such amounts as more fully set forth therein.  In addition, Investor shall deliver to the Company:

a.          An executed counterpart signature page to this Agreement,

b.          A completed Investor Questionnaire attached hereto as Exhibit A.

3.             Representations and Warranties of the Investor

a.          The Investor has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an unregistered, non-liquid, high-risk investment such as an investment in the Company and has evaluated the merits and risks of such an investment.  The Investor understands that the offer and sale of the Note has not been approved or disapproved by the United States Securities and Exchange Commission, or any other federal or state office or agency.  The Investor acknowledges that there is no public market for the Note and none is likely to develop.

b.          In purchasing the Note, the Investor is not relying upon any information, other than that contained in this Agreement and the results of its own independent investigation.  The Investor has had an opportunity to ask questions of and receive answers from the Company and its officers concerning the terms and conditions of the purchase of the Note, the proposed operations of the Company and the risks thereof, and all such questions have been answered to the full satisfaction of the Investor.  The Investor has relied on its own professional advisors with regard to the tax and other economic considerations relating to the purchase of the Note.

c.          The Investor understands that (a) the Note of the Company have not been or will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), (b) such Note is being offered in reliance upon an exemption from the registration requirements of the Securities Act for transactions by an issuer not involving any public offering and (c) the Investor will have no right to require such registration.  In addition, the Investor understands that it may not sell or transfer its Note except in compliance with the registration requirement of the Securities Act or pursuant to an applicable exemption therefrom.

d.          The Investor is acquiring its Note for its own account, for investment purposes only, and not with a view to the sale or other distribution thereof, in whole or in part.  The Investor is aware that there are substantial restrictions on the transferability of the Note and there will be no public market for the Note.  The Investor, therefore, may have to bear the risks of its investment for an indefinite period of time.  The Investor acknowledges that it has sufficient liquid assets and is capable of bearing a complete loss of its investment.

e.          This Agreement, when duly executed and delivered, will constitute the valid and binding agreements of the Investor, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

f.          The Investor is not subject to or obligated under any law, rule or regulation of any governmental authority, material agreement, instrument, license, franchise or permit, or subject to any writ, injunction or decree that would be breached or violated by its execution, delivery and performance of this Agreement.

g.          The Investor, if a company, partnership, trust or other entity, is duly authorized and qualified to become a stockholder in, and authorized to make its capital contributions to, the Company, and the individual or individuals signing this Agreement and giving these representations and warranties, as the case may be, on behalf of the Investor has been duly authorized by us to do so and, the making of such contribution or signing of this Agreement will not conflict with any agreement to which it is a party or violate its governing instrument or violate any applicable governing laws.

h.          Within five days after receipt of a request from the Company, the Investor hereby agrees to provide such information with respect to its status as a stockholder (or potential stockholder) and to execute and deliver such documents as may reasonably be necessary to comply with any and all laws and regulations to which the Company is or may become subject, including, without limitation, the need to determine the accredited status of the Company’s stockholders.  The Investor further agrees that in the event it transfers the Note, it will require the transferee of such Note to agree to provide such information to the Company as a condition of such transfer.

i.           The Investor maintains the Investor’s domicile (and is not a transient or temporary resident) at the address shown on the signature page.

j.           The Investor represents that it is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act (the provisions of which are known to and understood by the Investor) and has completed the Accredited Investor Questionnaire attached hereto as Exhibit A.

4.             Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investor:

a.          The Company is a Company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to carry on its business as now conducted and as proposed to be conducted.  The Company has made available for inspection by Investor and its representatives a true, correct, and complete copy of the Articles of Incorporation of the Company (attached hereto as Exhibit B).

b.          As of the date hereof, the authorized capital stock of the Corporation consists of 500,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.0001 per share, of which 991,228 shares of Common Stock have been issued and are outstanding.  The issued and outstanding stock ownership table is set forth in Exhibit C attached hereto.

c.          Except as set forth in Exhibit C, there are no outstanding options, warrants, exchange rights, preemptive rights, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, the issuance, sale, repurchase, transfer or registration of any equity securities of the Company, and the Company has no obligations of any kind to issue any additional securities.

d.          The Company does not currently have any outstanding commitment to acquire, directly or indirectly, any capital stock or other ownership interests in any Company, partnership, joint venture, limited liability company or partnership or other entity.

e.          The Note being sold by the Company to the Investor hereunder and any shares of Company capital stock issued thereunder will, upon the issuance thereof in accordance with the terms of this Agreement, be (i) validly issued and outstanding, (ii) solely with respect to such shares of Company capital stock, fully paid and non-assessable, (iii) not subject to or issued in violation of preemptive or similar rights, rights of first refusal or other rights, and (iv) free and clear of any and all Liens.

f.           The Company has not ever owned or controlled and does not presently own or control, directly or indirectly, any capital stock or other direct or indirect ownership interest in any other Company, partnership, limited liability company, limited liability partnership, or any association or other business entity.

g.          The Company has full power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board, and no other corporate action on the part of the Company or its stockholders is necessary to authorize the Company to enter into the transactions contemplated hereby.  This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except that (i) enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, (ii) the remedies of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought, and (iii) certain obligations may be limited by principles of public policy.

h.          The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder will not (i) conflict with, or result in a breach of any provision of the Articles of Incorporation or bylaws of the Company, as amended (ii) violate any law by which the Company or its properties or assets are bound, or (iii) result in a violation or breach of, or constitute a default under (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default under), or result in the creation of any lien upon, or create (or entitle any person with the giving of notice, the passage of time or otherwise) any rights of termination, cancellation or acceleration in any person with respect to any license, franchise or permit of the Company, or any agreement, contract, indenture, mortgage or instrument to which the Company is a party or by which any of its properties or assets is bound.

i.           No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority (other than filings required to be made under applicable Federal and State securities laws, if any) on the part of the Company, or under any contract to which the Company is a party, is required in connection with the authorization, execution, delivery of this Agreement and performance of all obligations the Company hereunder, and the authorization, issuance and delivery of the Note pursuant to this Agreement.

j.           Before giving effect to this transaction, there have been no material changes to the financial position of the Company compared to the balance sheet information set forth on the Company’s Form 1-A filed with the Securities Exchange Commission on December 7, 2016, except for the current balance of cash and cash equivalents.  The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

k.           The Company was incorporated on May 11, 2016.

5.             Legends.  The Note issued hereunder shall be endorsed with the following legend (in addition to any legend required under applicable securities laws or corporate laws or any other contract between the Investor and the Company):

For U.S. Investors:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (C) IN COMPLIANCE WITH RULE 144 OR 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (D) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

For Non-U.S. Investors:

THESE SECURITIES WERE ISSUED IN AN OFFSHORE TRANSACTION TO PERSONS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S) PURSUANT TO REGULATION S PROMULGATED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). ACCORDINGLY, NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD IN THE UNITED STATES OR, DIRECTLY OR INDIRECTLY, TO U.S. PERSONS EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN ACCORDANCE WITH THE SECURITIES

6.             Covenants of the Company Following Closing.  The Company will use its best efforts to execute a public offering in the amount of at least $25,000,000 by June 30, 2017.  Investor is entitled to, and the Company shall grant to the Investor (i) registration rights and (ii) tag-along rights that are, in each case, pari passu with the most favorable such rights granted by the Company to any person at any time prior to the closing of a bona fide initial public offering of the Company (an “IPO”).  Notwithstanding the foregoing, to the extent that Gary Evans or any of his transferees participate in any resale registration statement or, prior to an IPO, any other sale of equity securities to a bona fide third party, then in the event that there are no registration rights or tag-along rights, as applicable, then in effect, the Investor shall have the right, in its discretion, to participate pro rata in such resale registration statement or other equity securities sale.

7.             Joint Venture.  The Company agrees to work in good faith to explore the possibility of forming a joint venture in India with Cadila Pharmaceuticals Limited (“Cadila”) or one of its affiliated companies.

8.             Indemnification.

a.          By the Company.  The Company agrees to indemnify and hold harmless the Investor and its members, managers, employees, agents and officers, for any and all costs, expenses, liabilities or losses (including reasonable legal fees and expenses) which the indemnified party may incur if and to the extent such costs, expenses, liabilities or losses are caused by (i) any breach of any covenant of the Company contained in Section 6 hereof or (ii) the inaccuracy or breach by the Company of any of its Representations and Warranties in Section 4 hereof.

b.          By the Investor.  The Investor agrees to indemnify and hold harmless the Company and its members, managers, employees, agents and officers, for any and all costs, expenses, liabilities or losses (including reasonable legal fees and expenses) which the indemnified party may incur if and to the extent such costs, expenses, liabilities or losses are caused by the inaccuracy or breach by the Investor of any of its Representations and Warranties in Section 3 hereof.  Such obligation shall be limited to the dollar amount actually advanced by the Investor under the Note.

c.          Investor’s Acknowledgment.  If the information supplied herein by the Investor is inaccurate, the offering or sale to the Investor of the Note could result in the loss of the exemption from registration under the Securities Act or blue sky laws of certain States upon which the Company is relying in connection with the offering of the Note.  Consequently, the Investor, by completing, executing and delivering this Agreement, acknowledges and represents that the foregoing statements are true and accurate and that the Investor will promptly notify the Company of any changes in the foregoing.

9.             Tax Consequences.  The Investor has reviewed with the Investor’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement.  The Investor is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  The Investor understands that the Investor (and not the Company) shall be responsible for the Investor’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

10.           Miscellaneous.

a.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

b.          Assignment.  This Agreement is not transferable or assignable by the Investor; provided, the Investor may assign its rights and delegate its duties hereunder in their entirety to any affiliate of the Investor.

c.          Amendment or Waiver.  This Agreement, including any provision hereof, including any provision thereof, may not be amended or waived, except by an instrument in writing properly executed by the Investor and the Company

d.         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, personal representatives and assigns.

e.          Expenses.  The Company shall be solely responsible for its expenses in connection with the transactions contemplated by this Agreement.  In addition, the Company shall pay up to $15,000 in reasonable attorneys’ fees and costs of Investor in connection therewith, such amounts to be paid in connection with the initial funding of the Note by the Investor

f.          Entire Agreement; Conflicts.  This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the matters described herein and supersedes all prior agreements or understandings, written or oral, between the parties with respect thereto.  For avoidance of doubt, the Subscription Agreement, dated as of July 6, 2016, by and between the Company and the Investor and the Stockholders Agreement, dated as of July 6, 2016, by and among Investor, Gary C. Evans and the Company, shall remain in effect.

g.          Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be sent to the parties by personal hand delivery, by certified mail, postage prepaid, by recognized international overnight courier service, service fee prepaid, or by facsimile, in accordance with this Section 11(f).  All notices shall be deemed received: (i) if given by hand, immediately, (ii) if given by certified mail, three business days after posting, (iii) if given by overnight courier service, the next business day in the jurisdiction of the recipient or (iv) if given by facsimile, upon receipt thereof by the recipient’s facsimile machine as indicated either in the sender’s identification line produced by the recipient’s facsimile machine or in the sender’s transmission confirmation report as produced electronically by the sender’s facsimile machine, in each case to the parties at their respective addresses set forth on the signature page hereto or at such other address as each party may designate for that party by like notice to the other parties.

h.         Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be identical and may be introduced in evidence or used for any other purpose without any other counterpart, but all of which shall together constitute one and the same agreement.  Signatures of any party transmitted by facsimile or electronic mail (including, without limitation, electronic mailing of a so-called portable document format or “pdf” of a scanned counterpart) shall be treated as and deemed to be original signatures for all purposes, and shall have the same binding effect as if they were original, signed instruments delivered in person.

i.           Further Assurances.  The Investor agrees upon the request of the Company to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Investor has hereby executed this Subscription Agreement as of the date set forth above.

INVESTOR:

SATELLITE OVERSEAS (HOLDINGS) LIMITED

By:	/s/ Rajiv I. Modi
Name:	Rajiv I. Modi
Title:	Director

Mailing Address: 7 Hill Street, Douglas, Isle of Man IM1
1EF
Phone: c/o Cadila Pharmaceuticals Limited, +91-2718-225001
E-Mail Address: a.banerjee@cadilapharma.co.in
U.S. Employer Identification Number: N/A
Country/State of Residence and Domicile: Isle of Man, UK

ACCEPTED this 30th day of March, 2017

ENERGY HUNTER RESOURCES, INC.

By:	/s/ Gary C. Evans
	Name:	Gary C. Evans
	Title:	Chairman & CEO
PO Box 540308
Dallas, Texas 75354

ACKNOWLEDGED AND AGREED this 30th day of March, 2017

/s/ Gary C. Evans
Gary C. Evans (as to Sections 6 and 10 hereof)

[Signature Page to Subscription Agreement]

EXHIBIT A

CONFIDENTIAL INVESTOR QUESTIONNAIRE

1.             ACCREDITED INVESTOR QUESTIONS

You represent and warrant to ENERGY HUNTER RESOURCES, INC., a Delaware corporation (the “Corporation”) that you come within one of the categories marked below, and that for any category marked, you have truthfully set forth the factual basis or reason you come within that category.

Please mark each applicable box:

☐	a.	You are: a bank as defined in Section 3(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); an insurance company as defined in section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) or a business development company as defined in section 2(a)(48) of the 1940 Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of U.S.$5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 and the investment decisions are made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of U.S.$5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

(describe entity)

☐	b.	You are a private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940.

☐	c.	You are a natural person (not a partnership, corporation, etc.) whose individual net worth, or joint net worth with his or her spouse, presently exceeds U.S.$1,000,000. In calculating net worth you may include equity in personal property and real estate (other than your principal residence) cash, short-term investments, stock and securities. Equity in personal property and real estate (other than your principal residence) should be based on the appraised fair market value of such property less debt secured by such property. With regard to your principal residence, you should not include any equity in such property, but any indebtedness secured by the residence that is greater than the appraised value of the residence should be included to reduce your net worth.

❑	d.	You are a natural person who had an individual income in excess of U.S.$200,000,or joint income with your spouse in excess of U.S.$300,000 in each of the last two calendar years, and you reasonably expect to reach the same income level in the current calendar year.

e.	You are a director or executive officer of the Corporation.

☒	f.	You are a corporation, partnership, limited liability company, business trust, or a non-profit organization within the meaning of Section 501(c)(3) of the United States Internal Revenue Code, in each case not formed for the specific purpose of potentially making an investment in connection herewith and with total assets in excess of U.S.$5,000,000.

Satellite Overseas (Holdings) Limited is the holding company for international projects and investments of Cadila Pharmaceuticals
Limited, one of the largest private pharmaceutical companies in India.

(describe entity)

g.
You are a trust (not formed for the specific purpose of potentially making an investment in connection herewith) with total assets in excess of U.S.$5,000,000, where the purchase is directed by a “sophisticated person” as defined in Rule 506(b)(2)(ii) promulgated under the Securities Act.  Such “sophisticated person” has the knowledge and experience in financial and business matters to capably evaluate the merits and risks of the prospective investment.

h.	You are an entity all the equity owners of which are “accredited investors” within one or more of the above categories.

(describe entity)

☒	i.	You are not a “U.S. Person” as defined in Rule 902 promulgated under the Securities Act.

2.             BACKGROUND AND EXPERIENCE

If Subscriber is an individual, please provide the following information:

(a)	Education:

	School	Field of Degree	Year Conferred

(b)	Occupation:

(c)	Name of Business:

(d)	Type of Business:

(e)	Business Address:

(f)	Position and Duties:

3.            OTHER QUESTIONS

If the subscriber is a partnership, limited liability company, grantor trust or “S” corporation, please mark each applicable box:

☒	You have assets of substantial value other than your investment in the Corporation.

☒	You were not formed for the principal purpose of investing in the Corporation.

4.             INVESTMENT COMPANY ACT QUESTIONS

If Subscriber is a corporation, partnership, limited liability company, trust or other entity, please provide the following information:

☒	Subscriber is not an investment company under the 1940 Act for reasons other than the exclusions provided under Sections 3(c)(1) or 3(c)(7) thereof, or

☐
If Subscriber is not an investment company under the 1940 Act in reliance on the exclusions under Sections 3(c)(1) or 3(c)(7) thereof, state the number of beneficial owners of such entity’s securities (other than short-term paper) computed in accordance with Section 3(c)(1).

NUMBER OF BENEFICIAL OWNERS OF ALL SECURITIES: _________________

EXHIBIT C

ISSUED AND OUTSTANDING COMMON STOCK AND WARRANTS

Preferred Stock $0.0001 par value per share, 10,000,000 shares authorized,
0 shares issued and outstanding

 Common Stock $0.0001 par value per share, 500,000,000 shares authorized,
991,228 shares issued and outstanding*

*  This number does not reflect $550,000 of Pre-Paid Warrants convertible into shares of Common Stock which were sold in 2017.  The warrants convert into shares of Common Stock upon a qualified financing at the greater of (i) 25% less than the price per share of a qualified financing and (ii) $7,500,000 valuation of the Company.